Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 (Nos. 33-88174, 333-48580, 333-32018, 333-17341 and 33-63470) of Brookstone, Inc. of our report dated March 16, 2004, except for Note 12, as to which the date is April 8, 2004 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Boston, Massachusetts

April 15, 2004